Filed Pursuant to Rule 433

Registration No. 333-226056-02

Florida Power & Light Company

Pricing Term Sheet

August 19, 2020

Issuer:	Florida Power & Light Company
Designation:	Floating Rate Notes, Series due August 24, 2070
Registration Format:	SEC Registered
Principal Amount:	$145,106,000
Date of Maturity:	August 24, 2070
Interest Payment Dates:	Quarterly in arrears on February 24, May 24, August 24 and November 24 of each year, beginning November 24, 2020
Coupon Rate:	Floating rate based on the Three-Month LIBOR Rate minus 0.30%; reset quarterly on each February 24, May 24, August 24 and November 24 of each year, beginning November 24, 2020. The coupon rate shall not be less than 0.00%. The coupon rate that will be in effect on the Settlement Date will be determined on August 20, 2020.
Price to Public:	100% of the principal amount thereof
Trade Date:	August 19, 2020
Settlement Date:*	August 24, 2020 (T+3)
Call Provision:	On or after August 24, 2050, the Notes may be redeemed at any time or from time to time, at the option of the Company, in whole or in part, at the following redemption prices (in each case, expressed as a percentage of the principal amount, together with any accrued and unpaid interest thereon to but excluding the redemption date), if redeemed during the six-month periods beginning on February 24 or August 24 of any of the following years:

Redemption Date	Price
August 24, 2050	105.00%
February 24, 2051	105.00%
August 24, 2051	104.50%
February 24, 2052	104.50%
August 24, 2052	104.00%
February 24, 2053	104.00%
August 24, 2053	103.50%
February 24, 2054	103.50%
August 24, 2054	103.00%
February 24, 2055	103.00%
August 24, 2055	102.50%
February 24, 2056	102.50%
August 24, 2056	102.00%
February 24, 2057	102.00%
August 24, 2057	101.50%
February 24, 2058	101.50%
August 24, 2058	101.00%
February 24, 2059	101.00%
August 24, 2059	100.50%
February 24, 2060	100.50%
August 24, 2060 and thereafter	100.00%

Put Provision:	The Notes will be repayable at the option of a holder, in whole or in part, on at least 30 days’ but not more than 60 days’ notice on the following dates and at the following prices (in each case, expressed as a percentage of the principal amount, together with any accrued and unpaid interest thereon to but excluding the repayment date):

Repayment Date	Price
August 24, 2021	98.00%
February 24, 2022	98.00%
August 24, 2022	98.00%
February 24, 2023	98.00%
August 24, 2023	98.00%
February 24, 2024	98.00%
August 24, 2024	98.00%
February 24, 2025	98.00%
August 24, 2025	98.00%
February 24, 2026	99.00%
August 24, 2026	99.00%
February 24, 2027	99.00%
August 24, 2027	99.00%
February 24, 2028	99.00%
August 24, 2028	99.00%
February 24, 2029	99.00%
August 24, 2029	99.00%
February 24, 2030	99.00%
August 24, 2030	99.00%
February 24, 2031	99.00%
August 24, 2031 and on August 24	100.00%
of every second year thereafter,
through and including August 24, 2067

CUSIP / ISIN Number:	341081 GB7/ US341081GB76
Expected Credit Ratings:**
Moody’s Investors Service Inc.	“A1” (stable)
S&P Global Ratings	“A” (stable)

Joint Book-Running Managers:

UBS Securities LLC

J.P. Morgan Securities LLC

Morgan Stanley & Co. LLC

RBC Capital Markets, LLC

___________________

*       It is expected that delivery of the Notes will be made against payment therefor on or about August 24, 2020, which will be the third business day following the date of pricing of the Notes. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, by virtue of the fact that the Notes initially will settle in T+3, purchasers who wish to trade the Notes on the date of pricing of the Notes should specify an extended settlement cycle at the time they enter into any such trade to prevent failed settlement and should consult their own advisors.

**       A security rating is not a recommendation to buy, sell or hold securities and should be evaluated independently of any other rating. The rating is subject to revision or withdrawal at any time by the assigning rating organization.

The term “Three-Month LIBOR Rate” has the meaning ascribed to that term in the Issuer’s Preliminary Prospectus Supplement, dated August 17, 2020.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling UBS Securities LLC toll-free at 1-888-827-7275; J.P. Morgan Securities LLC collect at 1-212-834-4533; Morgan Stanley & Co. LLC toll-free at 1-866-718-1649; and RBC Capital Markets, LLC toll-free at 1-866-375-6829.